UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2009 (March 12, 2009)

HEALTHWAYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 12, 2009, the Board of Directors of Healthways, Inc. (the “Company”) approved a proposed settlement of a qui tam lawsuit filed in 1994 on behalf of the United States government related to the Company’s former Diabetes Treatment Center of America business.  As a result of the proposed settlement, the Company has incurred a charge of approximately $40 million, including a $28 million payment to the United States government and payment of an estimated $12 million for other costs and fees related to the settlement, including the estimated legal costs and expenses of the plaintiff’s attorneys.  The Company expects that the $40 million charge will result in a $0.73 impact in earnings per diluted share in the first quarter of 2009.  Although the government has not intervened in the lawsuit, the amount to be paid to the government in connection with the settlement remains subject to approval by the United States Department of Justice.

Also in connection with the proposed settlement, the Company entered into a sixth amendment to its Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 1, 2006 (the “Agreement”) to expressly exclude the impact of the charge incurred by the Company as part of the proposed settlement from the calculation of earnings before interest, taxes, depreciation and amortization, or EBITDA, for purposes of covenant calculations under the Agreement.  A copy of the amendment is attached hereto as Exhibit 10.1.

A copy of the press release issued by the Company relating to the proposed settlement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1

Sixth Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated March 5, 2009 by and among Healthways, Inc., various lenders, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender.

Exhibit 99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine
Alfred Lumsdaine
SVP and Chief Accounting Officer

Date: March 13, 2009

EXHIBIT INDEX

Exhibit 10.1

Sixth Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement, dated March 5, 2009 by and among Healthways, Inc., various lenders, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender

Exhibit 99.1	Press Release